CERTIFICATE OF DETERMINATION
                        OF RIGHTS AND PREFERENCES OF THE
                   SERIES A-1 CONVERTIBLE PREFERRED STOCK AND
                     SERIES A-2 CONVERTIBLE PREFERRED STOCK
                                       OF
                                  ZAPWORLD.COM



     The undersigned, JOHN DABELS and OONAGH DUGGAN, hereby certify that:

     1. They are the duly elected and acting President and Secretary, respectively of Zapworld.com, a California corporation (the "Company").

     2. The Company is authorized to issue ten million (10,000,000) shares of Preferred Stock.

     3. Under authority given by the Company's Articles of Incorporation, the Board of Directors has duly adopted the following recitals and resolutions.

     4. The authorized number of shares of Series A-1 Convertible Preferred Stock (the "Series A-1 Preferred Stock") is 3,330, none of which is presently outstanding, and the authorized number of shares of Series A-2 Convertible Preferred Stock (the "Series A-2 Preferred Stock") is 2,220, none of which is presently outstanding:

     WHEREAS, the Articles of Incorporation of the Company, as amended, authorized the Company to issue up to ten million (10,000,000) shares of Preferred Stock in one or more series, and authorize the Board of Directors of the Company to fix the number of shares constituting any such series, to determine the designation thereof, and to determine the rights, preferences, privileges and restrictions granted to or imposed on such series; and

     WHEREAS, the Company has not issued any shares of Preferred Stock and the Board of Directors desires to designate a series of Preferred Stock, to fix the number of shares constituting the series, and to determine the rights, preferences, privileges and restrictions relating to this series;

     RESOLVED, that the Board of Directors hereby designates three thousand three hundred thirty (3,330) shares of Preferred Stock as Series A-1 Convertible Preferred Stock, $1,000 Par Value and two thousand two hundred twenty (2,220) shares of Preferred Stock as Series A-2 Convertible Preferred Stock, $1,000 Par Value (collectively the "Preferred Stock"), with the rights, preferences, privileges and restrictions set forth below.

                             I. CERTAIN DEFINITIONS

         For purposes of this Certificate of Determination, the following terms shall have the following meanings:

     A. "Series A-2 Closing Date" means the date of the closing of the purchase and sale of the Series A-2 Preferred Stock.

     B. "Buy-In Adjustment Amount" means the amount equal to the excess, if any, of (i) the Converting Holder's total purchase price (including brokerage commissions, if any) for the Covering Shares (as defined below) over (ii) the net proceeds (after brokerage commissions, if any) received by the Converting Holder (as defined below) from the sale of the Sold Shares. By way of illustration and not in limitation of the foregoing, if the Converting Holder purchases shares of Common Stock having a total purchase price (including brokerage commissions) of $11,000 to cover a Buy-In (as defined below) with respect to shares of Common Stock it sold for net proceeds of $10,000, the Buy-In Adjustment Amount which the Company will be required to pay to the Converting Holder will be $1,000

     C. "Cap Amount" means, if the Cap Regulations (as defined below) limit the number of shares of Common Stock which the Company may issue to Holders of Preferred Stock on conversion of Preferred Stock, the maximum number of shares of Common Stock, determined as of the date of the Series A-1 Closing Date, which the Company may so issue to the Holders under the Cap Regulations.

     D. "Closing Bid Price" means the closing bid price of the Common Stock (in U.S. Dollars) on the Principal Trading Market as reported by Bloomberg LP or if that service is not then reporting the relevant information regarding the Common Stock, a comparable reporting service of national reputation selected by the Holders of the Preferred Stock and reasonably acceptable to the Company. If the Closing Bid Price cannot be calculated for such security on the relevant date on the foregoing basis, the Closing Bid Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by Holders of a majority of the then outstanding shares of Preferred Stock and reasonably acceptable to the Company, with the costs of such appraisal to be borne by the Company. The manner of determining the Closing Bid Price of the Common Stock set forth in the foregoing definition shall apply with respect to any other security in respect of which a determination as to closing bid price must be made hereunder.

     E. "Closing Date" means the Series A-1 Closing Date or the Series A-2 Closing Date, as the case may be.

     F. "Common Stock" means the Company's common stock, no par value per share.

     G. "Conversion Price" means, with respect to any relevant date, the lesser of (i) the Fixed Conversion Price or (ii) the Variable Conversion Price, which is in effect as of such date.

     H. "Effective Date" shall mean the date the relevant Registration Statement for the shares of Common Stock issuable on conversion of the Preferred Stock is declared effective by the Securities and Exchange Commission.

     I. "Fixed Conversion Price" means (i) with respect to the Series A-1 Preferred Stock, $4.50 per share, and (ii) with respect to the Series A-2 Preferred Stock, 110% of the Closing Bid Price of the Common Stock on the trading day immediately preceding the Series A-1 Closing Date, each of which amounts shall be subject to the adjustment as provided herein.

     J. "Holder" means a person or entity holding shares of the Preferred Stock.

     K. "Series A-1 Closing Date" means the date of the closing of the purchase and sale of the Series A-1 Preferred Stock.

     L. "Junior Securities" means (i) any class or series of capital stock of the Company authorized prior to the filing of this Certificate of Determination that, by its terms, ranks junior to the Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary and (ii) all classes or series of capital stock of the Company authorized after the filing of this Certificate of Determination, unless consented to as provided herein in each instance, each of which shall rank junior to the Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

     M. "Liquidation Preference" means, with respect to a share of Preferred Stock, an amount equal to the Stated Value thereof, plus the accrued and unpaid dividends thereon through the date of final distribution.

     N. "Maturity Date" means, with respect to (i) the Series A-1 Preferred Stock, the date which is thirty-six (36) months after the Series A-1 Closing Date, and (ii) the Series A-2 Preferred Stock, the date which is thirty-six (36) months after the Series A-2 Closing Date.

     O. "Meeting Date" means the date which is the earlier of (x) seventy-five
(75) days after the date on which the Company has issued to Holders of Preferred Stock, after the date of this Certificate of Determination, shares of Common Stock which, in the aggregate equal or exceed ten percent (10%) of the outstanding shares of Common Stock on the date hereof or (y) the date on which the Company holds its next regular or special stockholders meeting.

     P. "Pari Passu Securities" means any class or series of capital stock of the Company hereafter created specifically ranking, by its terms, on parity with the Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

     Q. "Principal Trading Market" means The Nasdaq/SmallCap Market, or if the Common Stock is no longer listed on that market, the principal securities exchange or trading market on which the Common Stock is listed or traded.

     R. "Senior Securities" means each class or series of capital stock of the Company authorized prior to the original filing of this Certificate of Determination that, by its terms, is senior to the Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

     S. "Stated Value" for the Preferred Stock shall be $1,000.00 per share.

     T. "Variable Conversion Price" means, with respect to a Conversion Date (as defined below) which occurs (i) after the relevant Closing Date and on or before the first year anniversary of such Closing Date, the amount equal to eighty-five percent (85%) of the average of the three (3) lowest Closing Bid Prices over the twenty-two (22) trading days prior to the Conversion Date, (ii) thereafter and on or before the second year anniversary of the relevant Closing Date, the amount equal to eighty percent (80%) of the average of the three (3) lowest Closing Bid Prices over the twenty-two (22) trading days prior to the Conversion Date, and (iii) thereafter and on or before the day prior to the Maturity Date, the amount equal to seventy percent (70%) of the average of the three (3) lowest Closing Bid Prices over the forty-five (45) days prior to the Conversion Date.

                                  II. DIVIDENDS

     A. Generally. The Holders of the Preferred Stock shall be entitled to receive a dividend which shall accumulate at a rate of 6% of the stated value per annum. Except as described below, the dividend shall be payable upon June 30 of each year or on a Conversion Date (each, a "Dividend Payment Date"). The dividend shall accrue on a daily basis and shall be payable in cash or in Common Stock at the Company's option. Such dividends shall be payable in preference to dividends on any Common Stock or stock of any class ranking, as to dividend rights, junior to the Preferred Stock, and shall be junior as to payment of dividends to the Senior Securities. Dividends shall be fully cumulative and shall accrue (whether or not declared and whether or not there shall be funds legally available for the payment of dividends) daily (based on a 365-day year), without interest, and shall be payable on the Dividend Payment Date unless such payment would be in violation of the California Corporations Code.

     B. Dividend on Conversion Date. Upon conversion of shares of the Preferred Stock, the Holder of those shares shall receive a payment equal to the prorated amount of the unpaid dividend which accrued through the Conversion Date.

     C. Dividends Paid In Common Stock. If paid in Common Stock, the number of shares of Common Stock to be received shall be determined by dividing the dollar amount of the dividend by the Conversion Price on the Dividend Payment Date. If the dividend is to be paid in Common Stock, said Common Stock shall be delivered to the Holder, or per Holder's instructions, (i) if being issued in connection with a conversion, at the same time as the Conversion Certificates pursuant to Paragraph B(1) of Article III of this Certificate of Determination, and (ii) with respect to all other instances, within three (3) business days after the Dividend Payment Date (such third business date, a "Delivery Date"). The certificates representing the dividends so paid are referred to as "Conversion Certificates."

     D. Dividends Paid In Cash. If the dividend is to be paid in cash, the Company shall make such payment on the Dividend Payment Date. If the dividend is not paid on the Dividend Payment Date, the dividend must be paid in Common Stock in accordance with the provisions of this Certificate of Determination, unless the Holder consents otherwise in each specific instance.

                                 III. CONVERSION

     A. Conversion at the Option of the Holder. Subject to the limitations on conversions contained in Paragraph C of this Article III, each Holder of shares of Preferred Stock may, at any time and from time to time convert (an "Optional Conversion") each of its shares of Preferred Stock into a number of fully paid and non-assessable shares of Common Stock determined in accordance with the following formula:

                     Stated Value of Shares to Be Converted
                   -------------------------------------------
                                Conversion Price

     B. Mechanics of Conversion. Conversion shall be effectuated by faxing a Notice of Conversion in the form attached hereto as Exhibit A ("Notice of Conversion") to the Company as provided in this Paragraph. The Notice of Conversion shall be executed by the Holder of one or more shares of Preferred Stock and shall evidence such Holder's intention to convert all or a portion of such shares. The date of conversion (the "Conversion Date") shall be deemed to be the date on which the Holder faxes or otherwise delivers a conversion notice to the Company so that it is received by the Company on or before such specified date, provided that, the Holder shall deliver to the Company the certificate or certificates representing the shares being converted (the "Converted Shares") no later than five (5) business days thereafter.

     1. Delivery of Common Stock Upon Conversion. Certificates representing the Common Stock issuable on conversion of the Preferred Stock (the "Conversion Certificates") will be delivered to the Converting Holder at the address specified in the Notice of Conversion (which may be the Converting Holder's address for notices or a different address), via express courier, by electronic transfer or otherwise, within three (3) business days (such third business day, a "Delivery Date") after the later of (i) the date on which the Notice of Conversion is delivered to the Company as contemplated in this Paragraph or the Maturity Date, or (ii) the date on which the Converted Shares are delivered to the Company.

     2. Taxes. The Company shall pay any and all taxes which may be imposed upon the Company with respect to the issuance and delivery of the shares of Common Stock upon the conversion of the Preferred Stock other than transfer taxes due upon conversion, if such Holder has transferred to another party the Preferred Stock or the right to receive Common Stock upon the Holder's conversion thereof or any or income taxes due on the part of the Holder. The Company shall have the right to withhold any taxes as required by the United States federal or state tax laws.

     3. No Fractional Shares. If any conversion of Preferred Stock would result in the issuance of a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion of the Preferred Stock shall be rounded up or down to the nearest whole share, it being understood that .5 of one share shall be rounded up to the next highest share.

     4. Conversion Disputes. In the case of any dispute with respect to a conversion, the Company shall promptly issue such number of shares of Common Stock as are not disputed in accordance with Paragraph A of Article III above. If such dispute involves the calculation of the Conversion Price, the Company shall first discuss such discrepancy with the Converting Holder. If the Company and the Converting Holder are unable to agree upon the Conversion Price calculation, the Company shall promptly submit the disputed calculations to independent auditors, which shall be one of the top six nationally recognized accounting firms selected by the Holder (unless the Holders and the Company mutually agree to a different firm). The auditors, at the expense of the party or parties in error (as determined by the auditors), shall audit the calculations and notify the Company and the Holder of the results within five
(5) business days following the date it receives the disputed calculations. The auditor's calculation shall be deemed conclusive, absent manifest error. The Company shall then issue the appropriate number of shares of Common Stock in accordance with Paragraph A of Article III above.

     5. Delay in Delivering Conversion Certificates. The Company understands that a delay in the delivery of the Conversion Certificates beyond the Delivery Date could result in economic loss to a Holder. As compensation to a Holder for such loss, the Company agrees if there is a delay in the delivery of the Conversion Certificates (as adjusted in accordance with this provision) so that such Conversion Certificates are not received within two (2) business days after the Delivery Date, to pay late payments to such Holder for late delivery of Conversion Certificates in accordance with the following schedule (where "No. Business Days Late" is defined as the number of business days beyond two (2) business days after the Delivery Date):

  No. Business Days Late          Late Payment For Each $10,000 of Liquidation
                                  Preference or Dividend Amount Being Converted
--------------------------        ---------------------------------------------
             1                                                      $100
             2                                                      $200
             3                                                      $300
             4                                                      $400
             5                                                      $500
             6                                                      $600
             7                                                      $700
             8                                                      $800
             9                                                      $900
            10                                                    $1,000
           >10                        $1,000 +$200 for each Business Day
                                              Late beyond 10 days

The Company shall pay any payments incurred under this Paragraph in immediately available funds upon demand. For purposes of this Paragraph B(5) of Article III, in connection with a Automatic Conversion (as defined below), the term "Delivery Date" shall refer to the earlier of (i) the Delivery Date determined in relation to a Notice of Conversion actually submitted by the Holder to the Company or
(ii) the third business date after written notice from the Holder that the delivery of shares to the Holder in connection with a Automatic Conversion has not been accomplished. Nothing herein shall limit the Holder's right to pursue actual damages for the Company's failure to issue and deliver the Conversion Certificates to the Holder within a reasonable time. Furthermore, in addition to any other remedies which may be available to a Holder, in the event that the Company fails for any reason to effect delivery of such Conversion Certificates within two (2) business days after the Delivery Date, the Converting Holder will be entitled to revoke the relevant Notice of Conversion by delivering a notice to such effect to the Company whereupon the Company and the Converting Holder shall each be restored to their respective positions immediately prior to delivery of such Notice of Conversion; provided, however, that any payments contemplated by this Paragraph B(5) of this Article III which have accrued through the date of such revocation notice shall remain due and owing to the Converting Holder notwithstanding such revocation.

     6. Buy-In. If, by the relevant Delivery Date, the Company fails for any reason to deliver the Conversion Certificates and after such Delivery Date, the Holder of the Preferred Stock being converted (a "Converting Holder") purchases, in an arm's-length open market transaction or otherwise, shares of Common Stock (the "Covering Shares") in order to make delivery in satisfaction of a sale of Common Stock by the Converting Holder (the "Sold Shares"), which delivery such Converting Holder anticipated to make using the shares to be issued upon such conversion (a "Buy-In"), the Converting Holder shall have the right, to require the Company to pay to the Converting Holder, in addition to and not in lieu of the amounts due under Paragraph B(5) of this Article III, the Buy-In Adjustment Amount. The Company shall pay the Buy-In Adjustment Amount to the Converting Holder in immediately available funds immediately upon demand by the Converting Holder.

     7. DWAC Certificate Delivery. In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Company's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, upon request of a Converting Holder and his/her compliance with the provisions contained in this paragraph, so long as the certificates therefor do not bear a legend and the Converting Holder thereof is not obligated to return such certificate for the placement of a legend thereon, the Company shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock issuable



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


upon conversion to the Converting Holder by crediting the account of Converting Holder's prime broker with DTC through its Deposit Withdrawal Agent Commission system.

     8.  Conversion Obligations and Default.

          a. Until such time as a court of competent jurisdiction shall have issued a binding injunction prohibiting the Company from issuing shares of Common Stock to the Holder on the Holder's conversion of shares of the Preferred Stock, the Company will timely honor all such conversions effected by the Holder in accordance with the terms of this Certificate of Determination, subject only to the limitations as to manner of exercise provided herein and to the provisions of Paragraphs E(1) and (2) of this
     Article III. In furtherance of the foregoing, and not in limitation thereof, if at any time, a Holder shall elect to convert a share of the Preferred Stock, the Company may not refuse to effect such conversion, unless a binding injunction from a court of competent jurisdiction, issued on notice to the Holder of the hearing with respect to the issuance of such injunction, restraining or enjoining conversion of all of the shares of Preferred Stock shall have been sought and obtained and the Company shall have posted a bond in favor of the Holder in the amount of one hundred thirty-five percent (135%) of the Stated Value of the shares of Preferred Stock held by the Holder which are subject to such injunction. The bond referred to in the immediately preceding sentence shall remain in effect at least until thirty (30) days after the completion of the proceedings relating to the dispute between the Holder and the Company with respect to such conversion or right to effectuate conversions. The proceeds of such bond shall be payable to the Holder to offset any amounts owed to the Holder as reflected in any judgment obtained by the Holder in its favor in connection with such dispute.

          b. If, at any time:

               (I) the Company challenges, disputes or denies the right of a Holder of Preferred Stock to effect a conversion of the Preferred Stock into Common Stock or otherwise dishonors or rejects any Notice of Conversion delivered in accordance with the terms of this Certificate of Determination (subject to the provisions of Paragraph B(4) of this Article III with respect to certain disputes relating to calculations of the number of shares to be issued and subject to the provisions of Paragraph E of this Article V with respect to Limitations on Conversions), or

               (II) any third party who is not and has never been an affiliate of such Holder commences any lawsuit or proceeding or otherwise asserts any claim before any court or public or governmental authority, which lawsuit, proceeding or claim seeks to challenge, deny, enjoin, limit, modify, delay or dispute the right of such Holder to effect the conversion of the Preferred Stock into Common Stock, and the Company refuses to honor any such Notice of Conversion, then such Holder shall have the right, by written notice to the Company, to require the Company to redeem each share of Preferred Stock for which a Notice of Conversion has been refused pursuant to clauses
         (I) or (II) of this Paragraphs B(8) for cash, at an amount per share equal to the Redemption Amount (as defined below), pursuant to the provisions of Article V hereof. Such Redemption Amount shall be payable to such Holder in cash within five (5) business days after the such Holder gives the Company written notice that it is exercising its rights under this paragraph.

     9. Conversion in Bankruptcy. The Holder of any Preferred Stock Preferred Stock shall be entitled to exercise its conversion privilege with respect to the Preferred Stock notwithstanding the commencement of any case under 11 U.S.C.ss.101 et seq. (the "Bankruptcy Code"). In the event the Company is a debtor under the Bankruptcy Code, the Company hereby waives, to the fullest extent permitted, any rights to relief it may have under 11 U.S.C.ss.362 in respect of such Holder's conversion privilege. The Company hereby waives, to the fullest extent permitted, any rights to relief it may have under 11 U.S.C.ss.362 in respect of the conversion of the Preferred Stock. The Company agrees, without cost or expense to such Holder, to take or to consent to any and all action necessary to effectuate relief under 11 U.S.C.ss.362.

     C. Automatic Conversion Upon Maturity. Any shares of Preferred Stock not previously converted or redeemed as of the Maturity Date shall be deemed to be automatically converted (an "Automatic Conversion") up to an amount contemplated by Paragraphs E(1) or (2), as may be applicable, of this Article III (or from time to time thereafter as such additional conversions may be made consistent with said provisions), without further action of any kind (including, but not necessarily limited to, the giving of a Notice of Conversion) by the Holder, as of the Maturity Date at the Conversion Price applicable on the Maturity Date.

     D. Intentionally Omitted.

     E. Limitations on Conversions. The conversion of shares of Preferred Stock shall be subject to the following limitations (each of which limitations shall be applied independently):

          1. Cap Regulations. If the Company is limited in the number of shares of Common Stock it may issue by virtue of (i) the number of authorized shares or (ii) the applicable rules and regulations of its Principal Trading Market, including, but not necessarily limited to, Nasdaq Rule 4310(c)(25)(H)(i) or Rule 4460(i)(1), as may be applicable (collectively, the "Cap Regulations") the Company will take all steps reasonably necessary to be in a position to issue shares of Common Stock on conversion of the Preferred Stock without violating the Cap Regulations. If at any time after the date of this Certificate of Determination, the Company has issued shares of Common Stock to Holders of Preferred Stock which, in the aggregate, equal or exceed ten percent (10%) of the outstanding shares of Common Stock on the date of this Certificate of Determination, the Company shall immediately notify the Holders of Preferred Stock of such occurrence and shall take immediate action (including, if necessary, seeking the approval of its shareholders to authorize the listing or issuance of the full number of shares of Common Stock which would be issuable upon the conversion of the then outstanding shares of Preferred Stock but for the Cap Amount) to eliminate any prohibitions under applicable law or the rules or regulations of any stock exchange, inter-dealer quotation system or other self-regulatory organization with jurisdiction over the Company or any of its securities on the Company's ability to list or issue shares of Common Stock in excess of the Cap Amount. If on the Meeting Date such prohibitions have not been eliminated or if prior to such date there occurs a Conversion Date as to which the Company can not honor in full the conversion submitted on that date as result of the Cap Regulations, then, after all such Preferred Stock which can be converted under the Cap Amount have been converted, each Holder of then outstanding shares of Preferred Stock (each such share, an "Unconverted Share") shall have the option, exercisable in such Holder's sole and absolute discretion, to elect either of the following remedies:

               a. If permitted by the Cap Regulations, require the Company to issue shares of Common Stock in accordance with such holder's notice of conversion at a conversion purchase price equal to the average of the closing price per share of Common Stock for any three (3) trading days (which need not be consecutive, but subject to certain equitable adjustments for certain events occurring during such period) during the sixty (60) trading days immediately preceding the date of notice of conversion; or

               b. Require the Company to redeem each Unconverted Share for cash, at an amount per share equal to the Redemption Amount, pursuant to the provisions of Article V hereof, such Redemption Amount shall be paid in cash by the Company to the Holder within five (5) business days after the date the Holder notifies the Company in writing of the Holder's election to pursue this remedy.

          A Holder of more than one Unconverted Share may elect one of the above remedies with respect to some of such Unconverted Shares and the other remedy with respect to other Unconverted Shares. The Redemption Amount payable under the provisions of this Paragraph E(1) of this Article III shall be payable within ten (10) days after the Redemption Date or the Meeting Date, as the case may be. If prior to such date, the Cap Regulations no longer apply to limit the Company's issuance of shares of Common Stock in connection with the Preferred Stock, the remedies contained clauses (a) and (b) of this Paragraph E(1) of this Article III shall not be exercisable by a Holder.

     2. No Ten Percent Holders. Notwithstanding any other provision hereof, in no event (except (i) as specifically provided in this Certificate of Determination as an exception to this provision, (ii) while there is outstanding a tender offer for any or all of the shares of the Company's Common Stock, or
(iii) on at least seventy-five (75) days' advance written notice from the Holder to the Company of the Holder's election to cancel this Section E(2) of Article
III) shall the Holder be entitled to convert any share of the Holder's Preferred Stock, or shall the Company have the obligation to convert such share (and the Company shall not have the right to pay dividends on shares of Preferred Stock in shares of Common Stock or require an Automatic Conversion), to the extent that, after such conversion or issuance of stock in payment of dividends, the sum of (a) the number of shares of Common Stock beneficially owned by the Holder and its affiliates, and (b) the number of shares of Common Stock issuable upon the conversion of the shares of Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 9.99% of the outstanding shares of Common Stock (after taking into account the shares to be issued to the Holder upon such conversion). For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with
Section 13(d) of the Securities Exchange Act of 1934, as amended. If the Holder transfers or assigns any shares of the Preferred Stock to a party who or which would not be considered such an affiliate, such assignment shall be made subject to the transferee's or assignee's specific agreement to be bound by the provisions of this Paragraph D(2) of Article III as if such transferee or assignee were the original Holder hereof. Nothing herein shall preclude the Holder from disposing of a sufficient number of other shares of Common Stock beneficially owned by the Holder so as to thereafter permit the continued conversion of the shares of Preferred Stock.

                    IV. RESERVATION OF SHARES OF COMMON STOCK

     A. Reserved Amount. Upon the initial issuance of the shares of Preferred Stock, the Company shall reserve out of the authorized but unissued shares of Common Stock for issuance upon conversion of the Preferred Stock such number of shares equal to 200% of the number of shares which would be issuable if all of the authorized shares of Preferred Stock were converted in their entirety on the Series A-1 Closing Date based on the Conversion Price in effect on that date and thereafter the number of authorized but unissued shares of Common Stock so reserved (the "Reserved Amount") shall not be decreased, but may be increased pursuant to Paragraph B of this Article IV, and shall at all times be sufficient to provide for the conversion of the Preferred Stock outstanding at the then current Conversion Price thereof. The Reserved Amount shall be allocated to the holders of Preferred Stock as provided in Paragraph D of Article IX hereof.

     B. Increases to Reserved Amount. If the Reserved Amount for any ten (10) consecutive trading days (the last of such ten (10) trading days being the "Authorization Trigger Date") shall be less than 150% of the number of shares of Common Stock issuable upon conversion of the then outstanding shares of Preferred Stock, the Company shall immediately notify the holders of Preferred Stock of such occurrence and shall take immediate action (including, if necessary, seeking shareholder approval to authorize the issuance of additional shares of Common Stock) to increase the Reserved Amount to 200% of the number of shares of Common Stock then issuable upon conversion of the outstanding Preferred Stock. In the event the Company fails to so increase the Reserved Amount within 90 days after an Authorization Trigger Date, each Holder of Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time by delivery of a Redemption Notice (as defined below) to the Company, to require the Company to purchase for cash, at an amount per share equal to the Redemption Amount, a portion of the holder's Preferred Stock such that, after giving effect to such purchase, the holder's allocated portion of the Reserved Amount equals or exceeds 200% of the total number of shares of Common Stock issuable to such Holder upon conversion of its Preferred Stock. If the Company fails to redeem any of such shares within five (5) business days after its receipt of such Redemption Notice, then such Holder shall be entitled to the remedies provided in Paragraph A(2) of Article V hereof.

     C. Limitations on Redemption Right. Notwithstanding the provisions of Paragraph B of this Article IV, the holders of Preferred Stock shall have no right to require the Company to effect a redemption of their outstanding shares of Preferred Stock as provided in Paragraph B of this Article IV so long as (i) the Company has not, at any time, decreased the Reserved Amount below that number of shares of Common Stock computed as set forth in Paragraphs A and B of this Article IV; (ii) the Company shall have taken immediate action following the applicable Authorization Trigger Date (including, if necessary, seeking stockholder approval to authorize the issuance of additional shares of Common Stock) to increase the Reserved Amount to 200% of the number of shares of Common Stock then issuable upon conversion of the outstanding Preferred Stock; and
(iii) the Company continues to use its commercially reasonable good faith best efforts (including the resolicitation of stockholder approval to authorize the issuance of additional shares of Common Stock) to increase the Reserved Amount to 200% of the number of shares of Common Stock then issuable upon conversion of the outstanding Preferred Stock. The Company will be deemed to be using "its commercially reasonable good faith best efforts" to increase the Reserved Amount so long as it solicits stockholder approval to authorize the issuance of additional shares of Common Stock not less than two (2) times during each twelve month period following the applicable Authorization Trigger Date during which any shares of Preferred Stock remain outstanding; provided that no such limitation on the redemption rights set out in Paragraph B of this Article IV, shall be effective if the Company fails to obtain stockholder approval after two
(2) attempts.

                                  V. REDEMPTION

     A. Redemption by Holder. In the event that any of the following occur (individually, a "Redemption Event"):

          1. Cap Regulations. The Company's inability to issue sufficient shares of Common Stock upon conversion of Unconverted Shares in accordance with Paragraph E(1) of Article III hereof.

          2. Conversion Default. The Company's inability to deliver Conversion Certificates under Paragraph B of Article III hereof.

then, upon the occurrence of any such Redemption Event, each Holder of shares of Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time by delivery of a notice requesting the redemption of all or part of such Holder's shares of Preferred Stock (a "Redemption Notice") to the Company while such Redemption Event continues, to require the Company to purchase for cash any or all of the then outstanding shares of Preferred Stock held by such Holder for an amount per share equal to the Redemption Amount in effect at the time of the redemption hereunder.

     B. Definition of Redemption Amount. The "Redemption Amount" with respect to a share of Preferred Stock being redeemed (a "Redeemed Share") means an amount payable in cash, equal to:

                                V
                               ----       x       M
                                CP

          where:

               "V" means the outstanding stated value plus accrued dividends through the date of payment of the Redemption Amount for the Redeemed Share (the "Redemption Payment Date");

               "CP" means the Conversion Price in effect on the Redemption Date (as defined below)

               "Redemption Date" means the date contemplated by a specific provision of this Certificate of Determination or, if no such date is specified, the date of redemption specified in the notice from the Holder electing redemption of a Redeemed Share; and

               "M" means the average of the closing prices for any five (5) trading days (which need not be consecutive) selected by the Holder of the Unconverted Share being redeemed. during the period beginning on the Redemption Date and ending on the Redemption Payment Date.

     C. Redemption Defaults. If the Company fails to pay any Holder the Redemption Amount with respect to any share of Preferred Stock within twenty-five (25) business days after its receipt of Redemption Notice, then the Holder of Preferred Stock delivering such Redemption Notice shall be entitled to interest on the Redemption Amount at a per annum rate equal to the lower of 15% and the highest interest rate permitted by applicable law from the date on which the Company receives the Redemption Notice until the date of payment of the Redemption Amount hereunder. In the event the Company is not able to redeem all of the shares of Preferred Stock subject to Redemption Notices delivered prior to the date upon which such redemption is to be effected, the Company shall redeem shares of Preferred Stock from each Holder pro rata, based on the total number of shares of Preferred Stock outstanding at the time of redemption included by such Holder in all Redemption Notices delivered prior to the date upon which such redemption is to be effected relative to the total number of shares of Preferred Stock outstanding at the time of redemption included in all of the Redemption Notices delivered prior to the date upon which such redemption is to be effected.

                           VI. LIQUIDATION PREFERENCE

     A. Liquidation Event. If the Company shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Company shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of 60 consecutive days and, on account of any such event, the Company shall liquidate, dissolve or wind up, or if the Company shall otherwise liquidate, dissolve or wind up, including, but not limited to, the sale or transfer of all or substantially all of the Company's assets in one transaction or in a series of related transactions (a "Liquidation Event"), no distribution shall be made to the holders of any shares of capital stock of the Company (other than Senior Securities and Pari Passu Securities) upon liquidation, dissolution or winding up unless prior thereto the holders of shares of Preferred Stock shall have received the Liquidation Preference with respect to each share. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Preferred Stock and holders of Pari Passu Securities shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Company legally available for distribution to the Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

     B. Exclusions. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other entity nor the sale or transfer by the Company of less than substantially all of its assets shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company.

                    VII. ADJUSTMENTS TO THE CONVERSION PRICE

     A. Sale. The Conversion Price shall be subject to adjustment from time to time as follows: If, for as long as any shares of Preferred Stock remain outstanding, the Company enters into a merger (other than where the Company is the surviving entity) or consolidation with another corporation or other entity or a sale or transfer of all or substantially all of the assets of the Company to another person (collectively, a "Sale"), the Company will require, in the agreements reflecting such transaction, that the surviving entity expressly assume the obligations of the Company hereunder. Notwithstanding the foregoing, if the Company enters into a Sale and the holders of the Common Stock are entitled to receive stock, securities or property in respect of or in exchange for Common Stock, then as a condition of such Sale, the Company and any such successor, purchaser or transferee will agree that the Preferred Stock may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation, sale or transfer by a Holder of the number of shares of Common Stock into which then outstanding shares of Preferred Stock might have been converted immediately before such merger, consolidation, sale or transfer, subject to adjustments which shall be as nearly equivalent as may be practicable. In the event of any such proposed Sale, the Holder hereof shall have the right to convert by delivering a Notice of Conversion to the Company within 15 days of receipt of notice of such Sale from the Company.

     B. Spin Off. The Company agrees that for as long as shares of Preferred Stock remain outstanding, the Company will not, without the consent of the Holders of a majority of the Preferred Stock, spin off or otherwise divest itself of a part of its business or operations or dispose all or of a part of its assets in a transaction (the "Spin Off") in which the Company does not receive just compensation for such business, operations or assets, but causes securities of another entity (the "Spin Off Securities") to be issued to security holders of the Company. If, for any reason, prior to the Conversion Date or the date of payment of the Redemption Amount hereunder, the Company consummates a Spin Off, then the Company shall cause (i) to be reserved Spin Off Securities equal to the number thereof which would have been issued to the Holder had all of the holder's shares of Preferred Stock outstanding on the record date (the "Record Date") for determining the amount and number of Spin Off Securities to be issued to security holders of the Company (the "Outstanding Preferred Stock") been converted as of the close of business on the trading day immediately before the Record Date (the "Reserved Spin Off Shares"), and (ii) to be issued to the Holder on the conversion of all or any of the Outstanding Preferred Stock, such amount of the Reserved Spin Off Shares equal to (x) the Reserved Spin Off Shares multiplied by (y) a fraction, of which (a) the numerator is the principal amount of the Outstanding Preferred Stock then being converted, and (b) the denominator is the principal amount of the Outstanding Preferred Stock.

     C. Stock Splits, etc. If, at any time while any shares of Preferred Stock remain outstanding, the Company effectuates a stock split or reverse stock split of its Common Stock or issues a dividend on its Common Stock consisting of shares of Common Stock, the Conversion Price and any other amounts calculated as contemplated by this Certificate of Determination shall be equitably adjusted to reflect such action. By way of illustration, and not in limitation, of the foregoing (i) if the Company effectuates a 2:1 split of its Common Stock, thereafter, with respect to any conversion for which the Company issues the shares after the record date of such split, any market price from a date prior to such split which was used in any of the calculation of the Conversion Price shall be deemed to be one-half of what it had been calculated to be immediately prior to such split; (ii) if the Company effectuates a 1:10 reverse split of its Common Stock, thereafter, with respect to any conversion for which the Company issues the shares after the record date of such reverse split, any market price from a date prior to such split which was used in any of the calculation of the Conversion Price shall be deemed to be ten times what it had been calculated to be immediately prior to such split; and (iii) if the Company declares a stock dividend of one share of Common Stock for every 10 shares outstanding, thereafter, with respect to any conversion for which the Company issues the shares after the record date of such dividend, any market price from a date prior to such record date which was used in any of the calculation of the Conversion Price shall be deemed to be such amount multiplied by a fraction, of which the numerator is the number of shares (10 in the example) for which a dividend share will be issued and the denominator is such number of shares plus the dividend share(s) issuable or issued thereon (11 in the example).

     D. Certain Defaults. Except to the extent specifically provided in Paragraph E of this Article VII, the Company has committed to each Holder of Preferred Stock that, during the period from the date of this Certificate of Determination until hundred eighty (180) days after the most recent Effective Date, without the prior written consent of such Holder, the Company will not enter into

          (x) any subsequent or further offer or sale of Common Stock or securities convertible into Common Stock (collectively, "New Common Stock"), or

          (y) any subsequent offer or contract for an equity line or similar arrangement which contemplates the issuance of New Common Stock with any third party. In the event the Company breaches the provisions of this Paragraph D of this Article VII, the Conversion Price shall be amended to be equal to (i) 90% of (ii) the amount determined in accordance with the provisions of this Certificate of Determination without regard to this provision.

     E. Right of First Refusal. (i) Subject to the provisions of this Paragraph E, the Company may during the period commencing on the Effective Date and continuing through and including the date which is one hundred eighty (180) days after the Effective Date offer to enter into any transaction (a "New Transaction") for the sale of New Common Stock to a New Investor, but only if
(x) the average Closing Bid Price for the twenty (20) trading days ending on the trading immediately before the New Transaction Notice (as defined below) is at least $5.50 per share (adjusted for capital transactions occurring after the Series A-1 Closing Date) and (y) the sale price per share of Common Stock or, if a convertible security or other right to acquire shares, the conversion or exercise price per share of Common Stock is at least $5.50 per share (adjusted for capital transactions occurring after the Series A-1 Closing Date). Before consummating the New Transaction with a New Investor, the Company shall give written notice (a "New Transaction Notice") to the Holders summarizing all of the terms of such offer (a "New Transaction Offer"). The Holders shall have the right (the "Right of First Refusal"), exercisable by written notice given to the Company by the close of business on the fifth business day after the Holders' receipt of the New Transaction Offer (the "Right of First Refusal Expiration Date"), to participate in all or any part of the New Transaction Offer on the terms so specified.

     (ii) If, and only if, the Holders do not exercise the Right of First Refusal in full, the Company may consummate the remaining portion of the New Transaction with any New Investor on the terms specified in the New Transaction Offer within thirty (30) days of the Right of First Refusal Expiration Date.

     (iii) If the terms of the New Transaction to be consummated with such other party differ from the terms specified in the New Transaction Offer so that the terms are more beneficial in any respect to the New Investor, the Company shall give the Holders a New Transaction Offer relating to the terms of the New Transaction, as so changed, and the Holders' Right of First Refusal and the preceding terms of this Paragraph E shall apply with respect to such changed terms.

     (iv) In the event the New Transaction is consummated with such New Investor at any time prior to the expiration of one hundred eighty (180) days after the Effective Date on terms providing for a sale price equal to or computed based on, or a determination of a conversion price (howsoever defined or computed) based on, a lower percentage of the then current market price (howsoever defined or computed) than provided in this Certificate of Determination for determining the Conversion Price, the terms of any unissued or unconverted share of Preferred Stock shall be modified to reduce the relevant Conversion Price to be equal to that provided in the New Transaction as so consummated.

     F. Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Initial Conversion Price pursuant to this Article VII, the Company, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each Holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any Holder of Preferred Stock, furnish to such Holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Initial Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Preferred Stock.

                               VIII. VOTING RIGHTS

     A. Generally. The holders of the Preferred Stock have no right to vote in any matter whatsoever except as otherwise required by the California Corporations Code.

     B. Class Voting. To the extent that under the California Corporations Code the vote of the holders of the Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the holders of at least a majority of the then outstanding shares of the Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of the holders of at least a majority of the then outstanding shares of Preferred Stock (except as otherwise may be required under the California Corporations Code, a "Required Interest") shall constitute the approval of such action by the class. To the extent that under the California Corporations Code Holders of the Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible (subject to the limitations contained in Article III Paragraph
E) using the record date for the taking of such vote of shareholders as the date as of which the Conversion Price is calculated.

                                IX. MISCELLANEOUS

     A. Rank. The Preferred Stock shall rank (i) prior to the Company's Common Stock; (ii) prior to any Junior Securities; (iii) junior to any Senior Securities; and (iv) pari passu with any Pari Passu Securities; provided, however, that no additional Senior or Pari Passu Securities shall be created without the written consent of a Required Interest.

     B. Cancellation or Redemption of Preferred Stock. If any shares of Preferred Stock are converted pursuant to Article III, or redeemed pursuant to
Article V. the shares so converted or redeemed shall be canceled, shall return to the status of authorized, but unissued preferred stock of no series, and shall not be issuable by the Company as Preferred Stock.

     C. Lost or Stolen Certificates. Upon receipt by the Company of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock certificate(s) and (ii) (y) in the case of loss, theft or destruction, of indemnity (without any bond or other security) reasonably satisfactory to the Company, or (z) in the case of mutilation, upon surrender and cancellation of the Preferred Stock certificate(s), the Company shall execute and deliver new Preferred Stock certificate(s) of like tenor and date. However, the Company shall not be obligated to reissue such lost or stolen Preferred Stock certificate(s) if the Holder contemporaneously requests the Company to convert such Preferred Stock.

     D. Allocation of Cap Amount and Reserved Amount. The initial Cap Amount and Reserved Amount shall be allocated pro rata among the holders of Preferred Stock based on the number of shares of Preferred Stock issued to each Holder. Each increase to the Cap Amount and the Reserved Amount shall be allocated pro rata among the holders of Preferred Stock based on the number of shares of Preferred Stock held by each Holder at the time of the increase in the Cap Amount or Reserved Amount. In the event a Holder shall sell or otherwise transfer any of such holder's shares of Preferred Stock, each transferee shall be allocated a pro rata portion of such transferor's Cap Amount and Reserved Amount. Any portion of the Cap Amount or Reserved Amount which remains allocated to any person or entity which does not hold any Preferred Stock shall be allocated to the remaining holders of shares of

Preferred Stock, pro rata based on the number of shares of Preferred Stock then held by such holders.

     E. Payment of Cash; Defaults. Whenever the Company is required to make any cash payment to a Holder under this Certificate of Determination (upon redemption or otherwise), such cash payment shall be made to the Holder on the date specified herein or, if not so specified, within 5 business days after delivery by such Holder of a notice specifying that the Holder elects to receive such payment in cash and the method (e.g., by check, wire transfer) in which such payment should be made. If such payment is not delivered within the relevant time period, such Holder shall thereafter be entitled to interest on the unpaid amount at a per annum rate equal to the lower of 15% and the highest interest rate permitted by applicable law until such amount is paid in full to the Holder.

     F. Status as Stockholder. Upon submission of a Notice of Conversion by a Holder of Preferred Stock, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their listing or issuance would exceed such holder's allocated portion of the Reserved Amount or Cap Amount) shall be deemed converted into shares of Common Stock and (ii) the holder's rights as a Holder of such converted shares of Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Company to comply with the terms of this Certificate of Determination.

     G. Amendments. This Certificate of Determination may only be amended with the written consent of the holders of eighty-five (85%) percent of the outstanding Preferred Stock and the vote or action of any other party or class entitled to vote or act thereon.

     The undersigned declare under penalty of perjury under the laws of the State of California that the matters set out in the foregoing Certificate are true of his or her knowledge.

     Executed at San Francisco, California on June 27, 2000.


/s/  John Dabels                                /s/  Oonagh Duggan
-------------------------------                 --------------------------------
John Dabels                                     Oonagh Duggan
President                                       Secretary